Exhibit 10.4

Form of Notice of Grant of Award and Award Agreement	Marvell Technology Group LTD ID: 77-0481679 Argyle House, 41a Cedar Avenue P O Box HM 1179 Hamilton HM EX, Bermuda

Name Address line 1 City, State United States 00000	Award Number: Plan: ID:	00000000 1995 0000

Effective X/XX/XXXX, you have been granted an award of XX,XXX restricted stock units. These units are restricted until the vest date(s) shown below, at which time you will receive shares of Marvell Technology Group LTD (the Company) common stock.

The current total value of the award is [$total value of award].

The Award will vest in increments on the date(s) shown. This Notice of Grant is subject to all of the terms and conditions set forth herein, as well as the Stock Unit Award Agreement, the Appendix (which include the special provisions for participant’s country of residence if any), and the Plan, all of which are incorporated herein by reference. Capitalized terms used in this Notice of Grant but not defined shall have the same meaning as provided in the Plan.

Shares	Full Vest
%% SHARES	%% VEST DATE
%% SHARES	%% VEST DATE
%% SHARES	%% VEST DATE
%% SHARES	%% VEST DATE

By signing this document, the participant acknowledges receipt of a copy of the Plan, and agrees that (a) these restricted stock units (“Stock Units”) are granted under and governed by the terms and conditions of the Plan, the Stock Unit Agreement, and the Appendix (the special provisions for participant’s country of residence, if any); (b) the Participant has carefully read, fully understands and agrees to all of the terms and conditions described in the attached Stock Unit Agreement, the Appendix, and the Plan; (c) the participant understands and agrees that the Stock Unit Agreement and Appendix, including any cover sheet and attachments, constitute the entire understanding between the participant and the Company regarding this Award, and that any prior agreements, commitments or negotiations concerning this Award are replaced and superseded; and (d) the participant has been given an opportunity to consult legal counsel with respect to all matters relating to this Award prior to signing this cover sheet and that the participant has either consulted such counsel or voluntarily declined to consult such counsel. The Stock Unit Agreement, the Appendix and prospectus are available on the Company’s website at https://intranet/stockselfservice or by request from the Company’s Stock Administration Department. The participant hereby agrees that these documents are deemed to be delivered to him or her.

Marvell Technology Group LTD	Date

Name of Grantee	Date

MARVELL TECHNOLOGY GROUP LTD.

AMENDED AND RESTATED 1995 STOCK OPTION PLAN

FORM OF STOCK UNIT AGREEMENT

1. Grant. The Company hereby grants to the participant named in the Notice of Grant (the “Participant”) an Award of restricted stock units (“Stock Units”), subject to all of the terms and conditions in this Stock Unit Agreement (the “Agreement”) and the Plan, which is incorporated herein by reference. Subject to Section 15 of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan will prevail. Capitalized terms used herein but not defined shall have the same meaning as ascribed in the Plan.

2. Company’s Obligation to Pay. Each Stock Unit represents the right to receive a Share on the date it vests. It is a bookkeeping entry that represents only the Company's unfunded and unsecured promise to issue Shares (or distribute cash) on a future date. As a holder of Stock Units, Participant has no rights other than the rights of a general creditor of the Company. Unless and until the Stock Units will have vested in the manner set forth in Section 3, Participant will have no right to payment of any such Stock Units. Prior to actual payment of any vested Stock Units, such Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Any Stock Units that vest in accordance with Sections 3 or 4 will be paid to Participant (or in the event of Participant’s death, to his or her estate or legal representative) in whole Shares, subject to Participant satisfying any applicable tax withholding obligations as set forth in Section 7. Subject to the provisions of Section 4, such vested Stock Units will be paid in Shares as soon as practicable after vesting, but in each such case within the period ending no later than the date that is two and one half (2 1/2) months from the end of the Company’s tax year that includes the vesting date.

3. Vesting Schedule. Except as provided in Section 4, and subject to Section 5, the Stock Units awarded by this Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Stock Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Agreement, unless Participant has provided Continuous Service (defined below) from the date of grant until the date such vesting occurs. If you go on an approved leave of absence, then the vesting schedule specified in the Notice of Grant will be adjusted to suspend vesting in accordance with the terms and conditions governing the approved leave of absence and, if applicable, the Company’s leave of absence policy as then in effect and as the Company may adopt and/or adjust from time to time. For the purpose of this Agreement, “Continuous Service” means that a Participant’s employment and/or consulting relationship with the Company or a Parent or Subsidiary or service as an Outside Director is not interrupted or terminated. Continuous Service is not interrupted by (i) any leave of absence approved by the Company; (ii) transfers between locations of the Company or between the Company, a Parent, a Subsidiary, or any successor; or (iii) changes in status from Employee to Consultant or Outside Director or from Consultant or Outside Director to Employee.

4. Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Stock Units will be considered as having vested as of the date specified by the Administrator.

For U.S. tax purposes, notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Stock Units is accelerated in connection with Participant’s termination of Continuous Service (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination of Continuous Service and (y) the payment of such accelerated Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination of Continuous Service, then the payment of such accelerated Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination of Continuous Service, unless the Participant dies following his or her termination of Continuous Service, in which case, the Stock Units will be paid in Shares to the Participant’s estate as soon as practicable following his or her death. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Stock Units provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement, “Section 409A” means Section 409A of the Code and any Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

5. Forfeiture upon Termination of Continuous Service. Notwithstanding any contrary provision of this Agreement, the balance of the Stock Units that have not vested as of the time of Participant’s termination of Continuous Service for any or no reason and Participant’s right to acquire any Shares hereunder will immediately terminate. The date on which Continuous Service terminates shall not be extended by any notice of termination period requested to be given under local law; such termination date will be considered to be the last date of active employment.

6. Death of Participant. Any distribution or delivery to be made to Participant under this Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary (or legal representative for employees outside the U.S.) survives Participant, the administrator, executor or legal representative of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any local or foreign laws or regulations pertaining to said transfer.

7. Withholding of Taxes. Regardless of any action the Company or Participant’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Unit, including, but not limited to, the grant, vesting or settlement of the Stock Unit, the issuance of Shares upon settlement of the Stock Unit, the subsequent sale of Shares acquired pursuant to such issuance; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Stock Unit to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(i)	withholding from Participant’s wages or other cash compensation paid to Participant by the Company, the Employer and/or any Subsidiary; or

(ii)	withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the Stock Unit either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization); or

(iii)	withholding in Shares to be issued upon vesting/settlement of the Stock Unit.

To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested Stock Unit, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Participant’s participation in the Plan.

Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described in this Section.

If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable Stock Units otherwise are scheduled to vest pursuant to Sections 3 or 4, Participant will permanently forfeit such Stock Units and any right to receive Shares thereunder and the Stock Units will be returned to the Company at no cost to the Company.

8. Rights as Shareholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a shareholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant. After such issuance, recordation and delivery, Participant will have all the rights of a shareholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

9. Nature of Grant. In accepting the grant, Participant acknowledges that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(b) the grant of the Stock Unit is voluntary and occasional and does not create any contractual or other right to receive future grants of Stock Units, or benefits in lieu of Stock Units, even if Stock Units have been granted repeatedly in the past;

(c) all decisions with respect to future Stock Unit grants, if any, will be at the sole discretion of the Company;

(d) Participant’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Participant’s employment or service relationship (if any) at any time;

(e) Participant is voluntarily participating in the Plan;

(f) the Stock Unit and the Shares subject to the Stock Unit are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company, the Employer or any Subsidiary, and is outside the scope of Participant’s service or employment contract, if any;

(g) the Stock Unit and the Shares subject to the Stock Unit are not intended to replace any pension rights or compensation;

(h) the Stock Unit and the Shares subject to the Stock Unit are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Subsidiary;

(i) the Stock Unit grant and Participant’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any Subsidiary of the Company;

(j) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(k) in consideration of the Award of Stock Units, no claim or entitlement to compensation or damages shall arise from forfeiture of the Stock Units resulting from termination of Participant’s Continuous Service with the Company, the Employer or any Subsidiary (for any reason whatsoever and whether or not in breach of local labor laws), and Participant irrevocably releases the Company, the Employer, and any Subsidiary from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Participant shall be deemed irrevocably to have waived Participant’s entitlement to pursue such claim;

(l) in the event of termination of Participant’s Continuous Service (whether or not in breach of local labor laws), Participant’s right to vest in the Stock Unit under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active Continuous Service would not include a period of “garden leave” or similar period pursuant to local law); the Administrator shall have the exclusive discretion to determine when I am no longer actively employed for purposes of Participant’s Stock Unit grant;

(m) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan;

(n) Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan; and

(o) the Stock Unit and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

10. Data Privacy Notice and Consent. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other Stock Unit grant materials by and among, as applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Stock Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

Participant understands that Data will be transferred to Smith Barney, E*Trade or to any other third party assisting in the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that Participant may request a list with the names and addresses of any potential recipients of the Data by contacting Participant’s local human resources representative. Participant authorizes the Company, Smith Barney, E*Trade and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Participant understands, however, that refusing or withdrawing Participant’s consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that Participant may contact Participant’s local human resources representative.

11. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY PROVIDING CONTINUOUS SERVICE AT THE WILL OF THE EMPLOYER AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF STOCK UNITS OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT FOR CONTINUOUS SERVICE FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE EMPLOYER TO TERMINATE PARTICIPANT’S CONTINUOUS SERVICE AT ANY TIME, WITH OR WITHOUT CAUSE.

12. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at its corporate headquarters, or at such other address as the Company may hereafter designate in writing.

13. Grant is Not Transferable. This Award of Stock Units may not be transferred in any manner otherwise than by will or by the laws of descent or distribution. The terms of Award of Stock Units shall be binding upon the executors, administrators, heirs, successors and assigns of Participant.

14. Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

15. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

16. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any U.S. state or federal law, any local or foreign law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate or legal representative), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such U.S. state or federal law, or any local or foreign securities exchange, and to obtain any such consent or approval of any such governmental authority.

17. Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

18. Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to Stock Units awarded under the Plan or future Stock Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

19. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

20. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

21. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of Stock Units.

22. Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Stock Units under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

23. Governing Law. This Agreement shall be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Stock Units or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award of Stock Units is made and/or to be performed.

24. Language. If Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

25. Appendix. Notwithstanding any provisions in this Agreement, the Stock Unit grant shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

26. Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Stock Unit and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.